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Exhibit 10.3.8

Supplemental Compensation Agreement

        This supplemental compensation agreement is made and entered into this 1 day of April, 2001, by and between The Wet Seal, Inc., a Delaware corporation ("Wet Seal"), Kathy Bronstein ("Bronstein"), and specifies compensation that will be paid to Employee in addition to the compensation specified in the Service Agreement dated December 30, 1998, as amended, between Wet Seal and Bronstein.

        In consideration of Bronstein's continued employment with the Wet Seal, the Wet Seal agrees to pay all interest relating to outstanding loan balances on a $2,000,000 line of credit, to be arranged by Bronstein at her convenience and liability, relating to the construction of Bronstein's personal residence beginning March 1, 2001, and ending when the line of credit is converted by Bronstein into a mortgage on her personal residence. Thereafter, the Wet Seal agrees to pay interest on $2,000,000 of the mortgage loan balance on Bronstein's personal residence through the month of March, 2006, or the end of Bronstein's employment, whichever is sooner.

        The Wet Seal will make the payments specified in this agreement on a monthly basis based upon documents produced by the lending institutions issuing the line of credit and mortgage loan discussed in the preceding paragraph.

        Executed by the Wet Seal and Bronstein on the dates set forth as written above.

"Wet Seal"	"Bronstein"
THE WET SEAL, INC., A Delaware Corporation
/s/ Irving Teitelbaum Irving Teitelbaum Chairman of the Board	/s/ Kathy Bronstein Kathy Bronstein

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  Exhibit 10.3.8
Supplemental Compensation Agreement